EXHIBIT 99.1

CONTACT:	Investor Contact:	Media Contact:
	Lori Barker Padon (408) 542-0585	Mike Wong (408) 548-0223
SANDISK REPORTS RECORD QUARTER ON STRONG SALES INTO HANDSETS AND FLASH MP3 PLAYERS
•	Revenues $751 million, up 37%; EPS $.68, up 62%

•	Operating Profit of $198 million, 26% of revenue

•	Ramping 300 millimeter production and 8 Gigabit NAND/MLC chip
SUNNYVALE, CA, January 26, 2006 – SanDisk® Corporation (NASDAQ:SNDK), the world’s largest supplier of flash storage card products, today announced results for the fourth quarter ended January 1, 2006. Fourth quarter revenues increased 37% on a year-over-year basis to a record $751 million and increased 27% compared to the third quarter of 2005. Fourth quarter net income was $134 million compared to $78 million in the fourth quarter of 2004 and $107 million in the third quarter of 2005. Fully diluted earnings per share was $0.68, up 62% on a year-over-year basis and up 24% compared to the third quarter of 2005.
Total revenue for fiscal 2005 was $2.3 billion, up 30% from $1.8 billion in 2004. Product revenues were $2.1 billion, up 29% from $1.6 billion in 2004. License and royalty revenues were $239 million, up 37% from $174 million in 2004. Net income was $386 million, up 45% from net income of $267 million in 2004. Fully diluted earnings per share for fiscal 2005 was $2.00, compared to $1.44 in 2004.
“The fourth quarter was a strong finish to a great year for SanDisk. We sold approximately 11 million mobile cards primarily into OEM bundles in camera-phones and music–centric phones, and we are seeing exceptionally broad acceptance of our microSDTM format in new handsets from the top tier OEMs. We sold more than a million Flash MP3 players in the fourth quarter, gaining a clear number two share in the highly competitive U.S. retail market, indicative of the growing recognition among consumers of the SanDisk brand, and driven by our strong retail sales organization, which surpassed the 150,000 storefront milestone during the quarter,” said Eli Harari, SanDisk CEO.
“We are optimistic about our business outlook and our competitiveness in 2006 and expect this to be a year of continuing strong growth in demand in our target markets as well as a competitive landscape that is characteristic of rapidly growing consumer mass–markets. We expect a seasonally soft first quarter in retail partially offset by continuing strength in our OEM handset business. To stimulate demand and accelerate consumers’ move to gigabyte capacities in 2006, we are taking significant pricing actions in the first quarter that are made possible for us through the significantly lower costs achieved as we ramp production at the Flash Partners’ Fab 3 and as we continue to increase output of our 8 gigabit chip.”

Financial Results
•	Product revenue was a record $683 million in the fourth quarter, up 35% year-over-year and 29% sequentially.

•	Revenue from license and royalties was $67 million, up 63% year-over-year and 12% sequentially.

•	Megabytes sold in the fourth quarter increased 122% year-over-year and 49% from the third quarter of 2005. Total megabytes sold in 2005 was 166% higher than in 2004.

•	Average density per card sold in retail was 555 megabytes, up 64% from the fourth quarter of 2004 and up 8% sequentially.

•	Average price per megabyte sold declined 13% sequentially and 39% from the fourth quarter of 2004. Total average price per megabyte sold in 2005 declined 52% from 2004.

•	Total gross margin was 40% of revenues compared to 37% in the fourth quarter of 2004 and 44% in the third quarter of 2005. Total gross margin in 2005 increased 3.6 points from 2004.

•	Product gross margin was 34.4% compared to 32.0% in the fourth quarter of 2004 and 37.2% in the third quarter of 2005. Product gross margin in 2005 was 35.5% compared to 31.9% in 2004.

•	In the fourth quarter, one quarter ahead of our previous forecast, Fab 3 300 millimeter 4 gigabit NAND/MLC 90 nanometer production achieved lower die cost than the corresponding 4 gigabit die manufactured in high volumes on our mature 200 millimeter production line.

•	Operating income was a record $198 million and 26% of revenue compared to $126 million and 23% of revenue in the fourth quarter of 2004 and $159 million and 27% of revenue in the third quarter of 2005. Operating income for 2005 was $577 million and 25% of revenue, up from $419 million and 24% of revenue in 2004.

•	Net income was $134 million compared to $78 million in the fourth quarter of 2004 and $107 million in the third quarter of 2005.

•	Cash flow from operations for 2005 was $481 million compared to $228 million in 2004 and total cash and short-term investments increased to $1.7 billion.
Other Recent Highlights
•	SanDisk completed the acquisition of Matrix® Semiconductor, Inc., a privately-held company with strong IP in 3D memory technology.

•	SanDisk announced the new flagship SansaTM e200 MP3 player in capacities ranging from 2 gigabyte (GB) to 6GB, with a sleek design, color screen and microSD card expansion slot. The feature-rich, value-priced Sansa c100 models were also recently introduced in 1 and 2GB capacities.

•	Mobile cards continued to proliferate and SanDisk announced a 1GB capacity microSDTM card and 2GB capacity miniSDTM card.

•	SanDisk announced the addition of U3TM smart drive functionality to its award winning line of Cruzer® USB flash drives.

•	SanDisk appointed two new board members: Steven J. Gomo, current Executive Vice President, Finance and CFO at Network Appliance, Inc. and Eddy W. Hartenstein, previous Chairman and Chief Executive Officer of DirecTV, Inc.

Scheduled Interviews
SanDisk Corporation President and Chief Executive Officer, Eli Harari, is scheduled to appear on CNBC’s “Squawk Box”, January 27, 2006 at approximately 4:50 a.m. PST. Judy Bruner, SanDisk’s Executive Vice President, Administration and CFO is scheduled to appear on Bloomberg TV’s “Market Line”, January 27, 2006 at approximately 9:39 a.m. PST.
Conference Call
SanDisk’s fourth quarter 2005 conference call is scheduled for 2:00 p.m. PST, Thursday, January 26, 2006. The conference call will be web cast by CCBN and can be accessed live, and throughout the quarter, at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (913) 981-4911. The call will also be available by telephone replay through Monday, January 30, 2006, by dialing (719) 457-0820 and entering the pass code 3142125. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.
Forward-Looking Statements
This news release contains certain forward-looking statements, including statements about our business outlook for the first quarter and fiscal year 2006, market supply and demand, expected continued strength in the handset market and continued intense competition in our markets, and scheduled appearances by our CEO and CFO that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: slower than expected growth in market demand for our products or a slower adoption rate for these products in current and new markets that we are targeting, any interruption of or delay in supply from any of the semiconductor manufacturing or subcontracting facilities, including test and assembly facilities that supply products to us, decreased availability of test and assembly capacity and increased prices for such services, slower than expected expansion of our global sales channels, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to our conversion to 70-nanometer NAND flash technology or the ramp-up of the 300-millimeter flash fabrication facility, unexpected delays in the ramp-up of volume production of our new 70-nanometer 8 gigabit NAND/MLC chip, our inability to make additional planned smaller geometry conversions in a timely manner, future average selling price erosion that may be more severe than our expectations due to decreased demand or possible excess industry capacity of flash memory from ourselves as well as from existing suppliers or from new competitors that are planning to aggressively increase supply in 2006, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses, higher than anticipated capital equipment expenditures, adverse global economic and geo-political conditions, including adverse currency exchange rates and acts of terror, the timely development, internal qualification and customer acceptance of new products that are based on 70-nanometer NAND technology, fluctuations in license and royalty revenues, business interruption due to earthquakes, hurricanes, pandemics or other natural disasters, particularly in areas in the Pacific

Rim and Japan where we manufacture and assemble products, potential impact of high energy prices and other global events outside of our control which could adversely impact consumer confidence and hence reduce demand for our products, scheduled appearances by our executives could be cancelled or delayed by us or the network, and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended January 2, 2005 and our quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. We do not intend to update the information contained in this release.
About SanDisk
SanDisk is the original inventor of flash storage cards and is the world’s largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.
www.sandisk.com
SanDisk, Cruzer and Matrix are trademarks of SanDisk Corporation, registered in the United States and other countries. SanDisk Corporation is an authorized licensee of the SD trademark. U3 is a trademark of U3, LLC.

SanDisk Corporation
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005
Revenues:
Product	$683,431	$507,697	$2,066,607	$1,602,836
License and royalty	67,136	41,186	239,462	174,219

Total revenue	750,567	548,883	2,306,069	1,777,055

Cost of product revenues	448,503	345,130	1,333,335	1,091,350

Gross profits	302,064	203,753	972,734	685,705

Operating expenses:
Research and development	44,039	35,580	194,810	124,994
Sales and marketing	38,991	25,830	122,232	91,296
General and administrative	20,583	16,325	79,110	50,824

Total operating expenses	103,613	77,735	396,152	267,114

Operating income	198,451	126,018	576,582	418,591

Total other income (expense)	14,111	(1,676)	36,725	4,609

Income before taxes	212,562	124,342	613,307	423,200

Provision for income taxes	78,648	46,007	226,923	156,584

Net income	$133,914	$78,335	$386,384	$266,616

Net income per share calculation:
Net income used in computing basic net income per share	$133,914	$78,335	$386,384	$266,616
Tax-effected interest and bond amortization costs related to convertible subordinated notes	—	1,757	—	5,368

Net income used in computing diluted net income per share	$133,914	$80,092	$386,384	$271,984

Shares used in computing net income per share
Basic	186,884	170,869	183,008	164,065
Diluted	197,486	188,675	193,016	188,837

Net income per share
Basic	$0.72	$0.46	$2.11	$1.63
Diluted	$0.68	$0.42	$2.00	$1.44

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	January 1, 2006	October 2, 2005	January 2, 2005*
ASSETS	(unaudited)	(unaudited)
Current Assets:
Cash and cash equivalents	$762,058	$764,612	$463,795
Short-term investments	935,639	890,938	859,175
Investment in foundries	18,338	19,410	20,398
Accounts receivable, net	329,014	211,219	194,535
Inventories	331,584	286,878	196,422
Deferred tax asset	112,953	77,250	83,150
Other current assets	103,584	37,022	62,653

Total current assets	2,593,170	2,287,329	1,880,128

Property and equipment, net	211,092	179,822	147,231
Notes receivable, FlashVision	61,927	64,442	35,413
Investment in foundries	11,013	8,611	14,377
Investment in FlashVision	161,080	166,041	178,681
Investment in FlashPartners	42,067	21,461	24,192
Deferred tax asset	24,907	16,275	1,861
Other non-current assets	57,273	35,543	38,297

Total Assets	$3,162,529	$2,779,524	$2,320,180

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$231,208	$146,317	$82,974
Accounts payable to related parties	74,121	71,160	48,115
Accrued payroll and related expenses	55,614	46,230	41,785
Income taxes payable	3,036	17,382	39,139
Research and development liability, related party	4,200	5,000	5,549
Other current accrued liabilities	70,981	44,336	45,584
Deferred income on shipments to distributors and retailers and deferred revenue	150,283	170,634	90,307

Total current liabilities	589,443	501,059	353,453

Deferred revenue and non-current liabilities	49,295	19,662	26,577

Total Liabilities	638,738	520,721	380,030

Commitments and contingencies

Stockholders’ Equity:
Common stock	1,622,007	1,484,927	1,406,553
Retained earnings	906,624	772,710	520,240
Accumulated other comprehensive income	2,635	8,921	18,893
Deferred compensation	(7,475)	(7,755)	(5,536)

Total stockholders’ equity	2,523,791	2,258,803	1,940,150

Total Liabilities and Stockholders’ Equity	$3,162,529	$2,779,524	$2,320,180

*Information derived from the audited Consolidated Financial Statements.

SanDisk Corporation
Condensed Consolidated Comparative Statement of Cash Flows
(in thousands, unaudited)

	Three months ended		Twelve months ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005
Cash flows from operating activities:
Net income	$133,914	$78,335	$386,384	$266,616
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(1,344)	1,744	(1,538)	9,326
Loss (gain) investment in foundries	(272)	11,977	8,480	12,927
Depreciation and amortization	18,868	12,452	65,774	38,862
Provision for doubtful accounts	(161)	1,739	(272)	4,581
FlashVision wafer cost adjustment	(6,319)	(320)	(2,263)	(1,282)
Other non-cash charges	2,830	(5,041)	9,833	(2,429)
Changes in operating assets and liabilities:
Accounts receivable	(117,634)	(60,118)	(134,207)	(14,880)
Inventories	(44,706)	(15,093)	(135,162)	(79,526)
Other assets	(63,885)	(31,794)	(31,148)	1,645
Accounts payable	86,892	(31,510)	148,234	(6,298)
Accounts payable, related party	8,302	(11,474)	24,657	(3,149)
Other liabilities	62,386	61,402	142,083	1,237

Total adjustments	(55,043)	(66,036)	94,471	(38,986)

Net cash provided by operating activities	78,871	12,299	480,855	227,630

Cash flows from investing activities:
Purchases of short term investments	(312,685)	(224,491)	(803,967)	(1,147,142)
Proceeds from sale of short term investments	267,228	111,714	722,986	810,111
Notes receivable from Matrix Semiconductor	(20,000)	—	(20,000)	—
Investment in Flash Partners	(21,790)	(23,059)	(21,790)	(23,129)
Acquisition of MDRM	—	(9,061)	—	(9,061)
Proceeds from other sales	—	6,193	—	6,333
Acquisition of capital equipment, net	(53,977)	(17,763)	(134,477)	(125,842)
Acquisition of technology licenses	(4,500)	—	(4,500)	—
Notes receivable from FlashVision	—	—	(34,249)	(33,564)
Investment in foundries	(3,500)	(704)	(3,500)	(704)

Net cash used in investing activities	(149,224)	(157,171)	(299,497)	(522,998)

Cash from financing activities:
Proceeds from employee stock programs	67,155	6,448	115,398	24,648

Net cash provided by financing activities	67,155	6,448	115,398	24,648

Effect of changes in foreign currency exchange rates on cash	644	36	1,507	36
Net increase (decrease) in cash and cash equivalents	(2,554)	(138,388)	298,263	(270,684)
Cash and cash equivalents at beginning of period	764,612	602,183	463,795	734,479

Cash and cash equivalents at end of period	$762,058	$463,795	$762,058	$463,795